Exhibit 10(n)(iii)

INCENTIVE AWARD AGREEMENT

This INCENTIVE AWARD AGREEMENT (the “Agreement”), is dated as of the 1st day of April, 2019, between Albany International Corp., a Delaware corporation (the “Company”), and Stephen Nolan (the “Participant”).

WHEREAS, the Company adopted and maintains the Albany International Corp. 2017 Incentive Plan (the “Plan”);

WHEREAS, Section 8 of the Plan provides for the grant of service-based awards to Participants in the Plan, which awards may or may not be equity-based or equity-related awards; and

WHEREAS, as an incentive to encourage the Participant to join and remain in the employ of the Company and its subsidiaries by affording the Participant a greater interest in the success of the Company and its subsidiaries, the Company desires to grant the Participant shares of Common Stock as provided herein;

WHEREAS, the Participant desires to obtain such Common Stock on the terms and conditions provided for herein;

NOW THEREFORE, in consideration of the agreements and obligations hereinafter set forth, the parties hereto agree as follows:

1.                  Definitions; References.

As used herein, the following terms shall have the meanings indicated below. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

(i)            “Beneficiary” shall mean the person(s) designated by the Participant in a written instrument delivered pursuant to the Plan to receive a payment due under the Plan upon the Participant’s death, signed by the Participant and delivered to the Company prior to the Participant’s death or, if no such written instrument is on file, the Participant’s estate.

(ii)            “Cause” shall be deemed to exist if a majority of the members of the Board of Directors determine that the Participant has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; (ii) not made a good faith effort to carry out his or her duties; (iii) wrongfully and substantially enriched himself or herself at the expense of the Company; or (iv) been convicted of a felony.

(iii)            “Determination Date” shall mean, with respect to the Service Period, the date on which the Committee shall have determined that the Participant has fulfilled the Service

Requirement of this Award, which date shall not be later than the last day of May following the Service Period.

(iv)            “Disability” shall be deemed to exist if (i) by reason of mental or physical illness the Participant has not performed his or her duties for a period of six consecutive months; and (ii) the Participant does not return to the performance of his or her duties within thirty days after written notice is given by Company or one of its subsidiaries that the Participant has been determined by the Committee to be “Disabled” under the Company’s long term disability policy.

(v)            “Distribution Date” is the first Business Day on or after May 15 of the year immediately following the end of the Service Period.

(vi)            “Service Period” shall mean the period that begins on April 1, 2019 and ends on March 31, 2022.

(vii)            “Service Requirement” shall be as specified in Section 3.

(viii)            “Share Bonus” with respect to the Service Period, shall mean the number of shares of Common Stock specified in Section 2.

2.      “Establishment of the Share Bonus”. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby establishes the Participant’s Share Bonus at 6,285 shares of Common Stock for the Service Period.

3.      “Establishment of the Service Requirement”. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby establishes the Participant’s Service Requirement as the performance of the duties and obligations of the position of Chief Financial Officer, at the direction of the Company’s CEO and its Board of Directors, in good faith, and to the best of his abilities, during the entire Service Period.

4.      Determination of Service Requirement. As soon as practicable after the end of the Service Period, and in no event later than the 15th day of the first May following the Service Period, the Committee shall determine whether the Participant has adequately fulfilled the Service Requirement. The Committee shall have discretion to reduce (but not increase) the Share Bonus at any time prior to the payment of such bonus to the Participant. The Committee may, but shall not be required to, set forth in Exhibit A hereto such criteria (which may be subjective) to be used as the basis by the Committee to make any such reduction.

5.                  Time and Method of Payment of Bonus.

a.                               The Share Bonus shall be distributed in shares of Common Stock, less applicable taxes and withholdings, which may be satisfied with shares of Common Stock, and shall be distributed on the Distribution Date.

b. In the event that a payment is called for hereunder to the Participant at a time when the Participant is deceased, such payment shall be made to the Participant’s Beneficiary.

6.                  Effect of Termination of Employment.

a.                               In the event the Participant’s employment with the Company terminates for any reason during the Service Period, no bonus shall be earned and the Participant shall not be entitled to any payment under Section 5 or have any other rights with respect to the Share Bonus.

b.                              In the event the Participant’s employment with the Company terminates at any time after the end of the Service Period for any reason other than termination by the Company for Cause, the Share Bonus Amount shall nevertheless be determined and distributed to the Participant in accordance with the otherwise applicable provisions of this Agreement; provided however, that any unpaid Share Bonus shall be forfeited in its entirety should Participant engage in any business or activity, either on his own or as an employee, which is deemed to be in competition with the Company.

c.                               In the event the Company terminates the Participant’s employment for Cause at any time prior to the Distribution Date, any vested but unpaid Share Bonus shall be forfeited and the Participant shall not be entitled to any other payment under Section 5 or have any other rights with respect to the Share Bonus.

7.                  Clawback. In the event that the Company required to prepare an accounting restatement for any fiscal quarter or year commencing after April 1, 2019 due to the material noncompliance of the Company with any financial reporting requirement, and the Board of Directors of the Company (the “Board”) determines that the Participant’s willful commission of an act of fraud or dishonesty or recklessness in the performance of his duties contributed to the noncompliance which resulted in the obligation to restate the Company’s financial statements, the Board of Directors may require the Participant to repay to the Company all or part of the Share Bonus, or forfeit such if not already paid, whether vested or unvested.

8.                  Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Company’s Board of Directors’ right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

9.                  Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given if delivered in person or by first-class registered or certified mail, return receipt requested, and shall be deemed to have been given when personally delivered or five (5) days after mailing to the following address (or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt):If to the Company:

Albany International Corp.
216 Airport Drive

Rochester, New Hampshire 03867

Fax: (518) 445-2270
Attention: Legal Department

If to the Participant, to the most recent address of the Participant that the Company has in its records.

10.              Participant Acknowledgement. The Participant hereby acknowledges receipt of a copy of the Plan.

11.              Incorporation of the Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

12.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

13.              Governing Law; Choice of Forum. This Agreement shall be governed by and interpreted in accordance with New York law, without regard to its conflicts of law principles, and the parties hereby submit to the jurisdiction of the courts and tribunals of New York.

14.              Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives and successors of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives or successors, any legal or equitable rights, remedy or claim under or in respect of this Agreement or any provision contained herein.

15.              Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16.              Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[SIGNATUE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Award Agreement as of the Award Date specified above.

ALBANY INTERNATIONAL CORP.

By:	/s/ Charles J. Silva, Jr
Name:	Charles J. Silva, Jr
Title:	Vice President, General Counsel and Secretary

Participant

/s/ Stephen M. Nolan
Stephen M. Nolan

EXHIBIT A

Pursuant to Paragraph 4 of the Incentive Award Agreement, the Committee retains discretion to reduce the Share Bonus payable to the Participant. Without limiting such discretion, the Committee has concluded that it is likely to exercise such discretion in the event it determines, in its sole discretion, that either,

(1)               The Company has failed to pursue or make adequate progress in the implementation of the company-wide safety measures; or

(2)               The Company has failed to adequately address the long-term strategic issues facing the Albany Engineered Composites business segment sufficient to advance and ensure its long-term strength and success, including:

a.                   Progress on engineering and manufacturing ramp-up of Safran part;

b.                  Progress on R&T and staffing to address additional business opportunities with priority on Safran;

c.                   Progress on maturation of AEC organization.